Exhibit 99.1

YAHOO! HOLDINGS (HONG KONG) LIMITED ANNOUNCES INTENTION TO
PURCHASE 3721 NETWORK SOFTWARE COMPANY LIMITED

Cooperation Will Help Asia’s Small- and Medium-Sized Businesses Reach Increasing
Number of Consumers and Build a Bridge to Global Markets

Hong Kong, PRC – November 21, 2003 – Yahoo! Holdings (Hong Kong) Limited, part of the Yahoo! Inc. global Internet network, and 3721 Network Software Company Limited (“3721 NSC”), a leading software development company, today announced the two companies have signed a definitive agreement under which Yahoo! Holdings (Hong Kong) Limited will purchase 3721 NSC.  Under the terms of the agreement, Yahoo! Holdings (Hong Kong) Limited has agreed to pay up to approximately US$120 million in cash over two years subject to certain conditions.

3721 NSC will become a wholly owned subsidiary of Yahoo! Holdings (Hong Kong) Limited.  There are no current plans to alter the management structure of either company.  The transaction is subject to customary closing conditions.  It is expected the transaction will be completed in the first quarter of 2004.

“Together, Yahoo! and 3721 Network Software Company will bring together innovative technologies that can create a better experience for both users and businesses in Asia,” said Allan Kwan, regional vice president and managing director for Yahoo! Inc., North Asia.  “The agreement provides outstanding and complementary personnel and technology to support and grow current Internet needs across China and Asia.”

3721 NSC is a software development company incorporated in Hong Kong.  3721 NSC has developed a range of leading and proprietary technologies that contribute to providing an enhanced user experience on the Internet.

As a further result of this purchase, Beijing 3721, a noted pioneer in selling keywords in China, through its technological cooperation with 3721 NSC and its affiliates, will have access to a broad range of Yahoo! technology, products and services.  Through this collaboration with Beijing 3721, the companies believe they will be able to help Asia’s small- and medium-sized businesses reach an increasing number of consumers and build a bridge to global markets, while at the same time supporting the continued growth of Asia’s software industry.

“Through this agreement, 3721 NSC gains the support of an entity that provides access to leading edge technologies, financial resources, world-class management, and the leverage of the most visited global Internet platform, all of which enhances our ability to further develop our existing technology portfolio,” said Zhou Hongyi, chief executive officer, 3721 NSC.

Included in 3721 NSC’s technology portfolio is its ability to enable keyword search through the Internet Explorer browser address bar in addition to other search tool bars.  In addition, 3721’s double byte character technology enables non-English language based users to enter search terms in local languages.  3721 NSC’s technology will complement Yahoo!’s already robust search services and enable Yahoo! to continue growing its global search strategy.

About Yahoo! Holdings (Hong Kong) Limited

Yahoo! Holdings (Hong Kong) Limited is part of Yahoo! Inc’s global network. Yahoo! Inc is a leading provider of comprehensive online products and services to customers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif, Yahoo!’s global network includes 25 world properties and is available in 13 languages.

About 3721 Network Software Company Limited

3721 Network Software Company Limited is a Hong Kong-based software development firm which has developed industry-leading solutions enabling individuals and enterprises to capture the functionality of the Internet. The company has a technical cooperation partnership with Beijing 3721. Beijing 3721 is one of China’s leading providers of Internet functionality and services.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo! Holdings (Hong Kong) Limited’s proposed purchase of 3721 NSC, Yahoo!’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of Yahoo! and 3721 NSC to the transaction; Yahoo!’s ability to successfully integrate 3721 NSC’s operations and employees; and general economic conditions. More information about potential factors that could affect Yahoo!’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 and Quarterly Report on Form 10-Q for the quarterly period ended September 30 , 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

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For more information, please contact:

Yahoo! Media Relations

Pauline Wong (Greater China), Yahoo! Inc., + 852-28376370, pauline@yahoo-inc.com

Joanna Stevens (English), Yahoo! Inc., +1 408 349 7855, joanna@yahoo-inc.com

Yahoo! Investor Relations

Paul Hollerbach, Yahoo! Inc., +1 408 349 3578, paulh@yahoo-inc.com

Burson-Marsteller Greater China

Linda Lee (8610) 1390 1230432, linda_lee@bj.bm.com

Cindy Tian (8610) 13910709326, cindy_tian@bj.bm.com

David Wolf (8610) 13311068107, david_wolf@bj.bm.com